Exhibit 8.1
[LETTERHEAD OF SCHIFF HARDIN LLP]
December [___], 2005
Great Eastern Bank
235 Fifth Avenue
New York, NY 10016

Re:	Merger of Great Eastern Bank with and into United Commercial Bank, a wholly owned subsidiary of UCBH Holdings, Inc.
Ladies and Gentlemen:
     Pursuant to Section 8.3(e) of that certain Agreement and Plan of Merger, dated as of October 13, 2005, by and among UCBH Holdings, Inc. (“UCBH”), a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, United Commercial Bank (“UCB”), a California state-chartered bank that is a wholly-owned subsidiary of UCBH, and Great Eastern Bank (“GEB”), a New York state-chartered bank (the “Merger Agreement”), GEB has requested our opinion with respect to certain of the U.S. federal income tax consequences of the merger of GEB with and into UCB (the “Merger”) in accordance with the terms of the Merger Agreement. Under the terms of the Merger Agreement, shares of GEB common stock will be converted into shares of UCBH voting common stock and/or the right to receive cash according to election and allocation procedures prescribed in the Merger Agreement, such that, in all events, the fair market value of UCBH voting common stock received by the GEB shareholders in connection with the Merger will constitute not less than 40 percent of the total fair market value of all consideration received by such shareholders as a result of the Merger and the exercise of dissenters’ rights under applicable New York law in connection therewith.
Documents Examined
     In connection with the rendering of our opinion, we have examined and relied upon the following:
1.	The Merger Agreement;

2.	The Registration Statement on Form S-4 (including all exhibits thereto) as filed by UCBH with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Merger (the “Registration Statement”);

3.	Representation Letters, dated as of the date hereof, of UCBH and GEB; and

4.	Such other documents as we have deemed necessary or appropriate in connection with rendering this opinion (collectively, together with the documents described in clauses (1) through (3) above, the “Transaction Documents”).

Great Eastern Bank
December           , 2005

     We have made inquiry as to the underlying facts which we considered to be relevant to the opinion set forth herein. We have assumed that all statements, representations and warranties in the Transaction Documents are true, correct, complete and not breached, and that all representations, statements and warranties made to “the best knowledge of any person or with similar qualifications are and will be true, correct and complete as if made without such qualification.” We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents submitted to us as drafts, (vi) the accuracy and completeness of all records made available to us, (vii) that the Transaction Documents listed in subparagraphs (1) through (4) above are valid, binding and enforceable in accordance with their terms, and (viii) that the transactions contemplated in the Transaction Documents will be consummated in accordance with their terms.
     The opinion set forth herein is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can be given that the federal income tax consequences described herein will not be altered in the future, possibly with retroactive effect. We do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.
OPINION
     Based solely upon and subject to the foregoing, it is our opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code and that each of UCBH, UCB and GEB will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. Accordingly, none of UCBH, UCB or GEB will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.
     Except as set forth above, we express no opinion as to the tax consequences regarding the transactions described above. As we have discussed with you, our opinion does not serve as a guarantee of the tax consequences opined above, but, rather, serves as our reasoned legal analysis of the transactions described above.
     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service, as of the date of our opinion. Any changes in the facts, presented or represented to us, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service.

Great Eastern Bank
December           , 2005

     No opinion is expressed as to the tax consequences of any transaction other than the Merger (as contemplated in the Registration Statement or the other Transaction Documents) under the tax law of any state of the United States or any country other than the United States.
     Our legal opinion is limited to the tax matters set forth above and you have not requested and we have not expressed (and you have agreed that we will not be deemed to have expressed) an opinion, legal or otherwise, in connection with any other items, matters, procedures, conclusions or consequences.
* * *
     This opinion letter has been issued to and may be relied upon solely by GEB and its shareholders in connection with the consummation of the Merger, and may not be relied upon by any other person or used for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, SCHIFF HARDIN LLP
By:
Larry Jacobson